Exhibit 3.7

THIS COMPOSITE CERTIFICATE OF INCORPORATION OF PROTARA THERAPEUTICS, INC. REFLECTS THE PROVISIONS OF ITS SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AS AMENDED AND RESTATED ON OCTOBER 27, 2014, AND ALL AMENDMENTS THERETO FILED WITH THE DELAWARE SECRETARY OF STATE THEREAFTER, BUT IS NOT AN AMENDMENT AND/OR RESTATEMENT THEREOF.

COMPOSITE CERTIFICATE OF INCORPORATION OF

PROTARA THERAPEUTICS, INC.

ARTICLE ONE

The name of the corporation is Protara Therapeutics, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office is 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of the registered agent in charge thereof is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Two Hundred Ten million (210,000,000) shares, consisting of:

(a) Two Hundred million (200,000,000) shares of common stock, par value $0.001 per share (“Common Stock”); and

(b) Ten million (10,000,000) shares of undesignated preferred stock, par value $0.001 per share (the “Preferred Stock”).

Such stock may be issued from time to time by the Corporation for such consideration as may be fixed by the board of directors of the Corporation (the “Board of Directors”). The following is a statement of the powers, designations, preferences, privileges, and relative rights in respect of each class of capital stock of the Corporation.

Section 2. Common Stock.

(a) General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock.

(b) Voting. Except as otherwise provided by the DGCL or this Restated Certificate and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate (or on any amendment to a certificate of designations of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Restated Certificate (or pursuant to a certificate of designations of any series of Preferred Stock) or pursuant to the DGCL. There shall be no cumulative voting.

(c) Dividends. Except as otherwise provided by the DGCL or this Restated Certificate, dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding shares of Preferred Stock.

(d) No Preemptive Rights. The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

(e) No Conversion Rights. The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

(f) Liquidation. Upon the dissolution or liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders equally on a per share basis, subject to any preferential rights of any then outstanding shares of Preferred Stock and after payment or provision for payment of the Corporation’s debts.

Section 3. Preferred Stock. To the fullest extent authorized by the DGCL, shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and such qualifications and restrictions, if any, as are stated or expressed in the resolution or resolutions of the Board of Directors providing for such series of Preferred Stock. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly so provided in such resolution or resolutions.

Authority is hereby granted to the Board of Directors, acting by resolution or resolutions adopted at any time and from time to time, to create, provide for, designate and issue, out of the authorized but unissued shares of Preferred Stock, one or more series of Preferred Stock, and, in connection with the creation of any such series of Preferred Stock, to determine and fix the powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and the qualifications and restrictions, if any, including without limitation dividend rights, conversion rights, voting rights (if any), redemption privileges, and liquidation preferences, of such series of Preferred Stock (which need not be uniform among series), all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation or issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with, or be junior to any other series of Preferred Stock, all to the fullest extent permitted by law. No resolution, vote, or consent of the holders of the capital stock of the Corporation shall be required in connection with the creation or issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Restated Certificate, the right to any such resolution, vote, or consent being expressly waived by all present and future holders of the capital stock of the Corporation.

Any resolution or resolutions adopted by the Board of Directors pursuant to the authority vested in them by this Section 3 of Article Four shall be set forth in a certificate of designation along with the number of shares of such series of Preferred Stock as to which the resolution or resolutions shall apply and such certificate shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the DGCL. Unless otherwise provided in any such resolution or resolutions, the number of shares of any such series of Preferred Stock to which such resolution or resolutions apply may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of such series of Preferred Stock then outstanding) by a certificate likewise executed, acknowledged, filed and recorded, setting forth a statement that a specified increase or decrease therein has been authorized and directed by a resolution or resolutions likewise adopted by the Board of Directors. In case the number of such shares shall be decreased, the number of shares so specified in the certificate shall resume the status which they had prior to the adoption of the first resolution or resolutions. When no shares of any such series of Preferred Stock are outstanding, either because none were issued or because none remain outstanding, a certificate setting forth a resolution or resolutions adopted by the Board of Directors that none of the authorized shares of such series of Preferred Stock are outstanding, and that none will be issued subject to the certificate of designations previously filed with respect to such series of Preferred Stock, may be executed, acknowledged, filed and recorded in the same manner as previously described and it shall have the effect of eliminating from this Restated Certificate all matters set forth in the certificate of designations with respect to such series of Preferred Stock. If no shares of any such series of Preferred Stock established by a resolution or resolutions adopted by the Board of Directors have been issued, the voting powers, designations, preferences and relative, participating, optional or other rights, if any, with the qualifications, limitations or restrictions thereof, may be amended by a resolution or resolutions adopted by the Board of Directors. In the event of any such amendment, a certificate which (i) states that no shares of such series of Preferred Stock have been issued, (ii) sets forth the copy of the amending resolution or resolutions and (iii) if the designation of such series of Preferred Stock is being changed, indicates the original designation and the new designation, shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the DGCL.

Section 4. Reverse Stock Split. Immediately prior to the Effective Time (as defined below in this Section 4) (the “Reverse Stock Split Effective Time”), a 1-for-40 reverse stock split of the shares of the Common Stock issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall become effective, whereby every forty (40) shares of Common Stock issued and outstanding immediately prior to the Reverse Stock Split Effective Time, automatically, and without any action on the part of the holder thereof, shall be reclassified and combined into one (1) share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock and the Preferred Stock following the Reverse Stock Split shall remain at $0.001 per share. The number of authorized shares of Common Stock and Preferred Stock set forth in the first paragraph of Article Four of this Restated Certificate shall not be affected by, and shall remain unchanged following, the Reverse Stock Split. No fractional shares of Common Stock shall be issued or issuable in connection with the Reverse Stock Split and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split (determined after aggregating all of such fractional shares) shall be entitled to receive, following the Reverse Stock Split, a cash payment equal to the fraction of which such holder would otherwise be entitled multiplied by the fair value per share of Common Stock as determined by the board of directors.

Each stock certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall, from and after the Reverse Stock Split Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock into which the shares formerly represented by such stock certificate have been reclassified and combined as a result of the Reverse Stock Split (as well as the right to receive cash in lieu of fractional shares of Common Stock after the effectiveness of the Reverse Stock Split). As soon as practicable after the effectiveness of the Reverse Stock Split and, if applicable in the case of shares of Common Stock represented by a stock certificate, the surrender of the stock certificate or stock certificates (or lost stock certificate affidavit and agreement in lieu thereof) for such shares of Common Stock, the Corporation shall (a) issue and deliver, or cause to be issued and delivered, to each holder of shares of Common Stock immediately prior to the Reverse Stock Split Effective Time, or to his, her or its nominees, either a stock certificate or stock certificates or a notice of a book-entry made by the Corporation in its stock records, as applicable, for the number of full shares of Common Stock into which the number of shares of Common Stock held by such holder immediately prior to the effectiveness of the Reverse Stock Split has been reclassified and combined upon the effectiveness of the Reverse Stock Split and (b) pay, or cause to be paid, cash in lieu of any fraction of a share of Common Stock resulting from the Reverse Stock Split.

For purposes hereof:

“Effective Time” has the meaning given to such term in the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger and Reorganization, dated as of September 23, 2019, among the Corporation, REM 1 Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation, and ArTara Therapeutics, Inc., a Delaware corporation, without amendment, restatement or other modification in any material respect.

Section 5. Automatic Conversion.

5.1 Effectiveness. Subject to, and immediately following the later of the Effective Time and the consummation of the Private Placement (as such term is defined in the Merger Agreement) (the later of the foregoing, the “Automatic Conversion Effective Time”), all outstanding shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Corporation (the “Series A Convertible Preferred Stock”) shall automatically be converted into shares of Common Stock, at the then effective Conversion Rate (as defined in the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”)) applicable to Series A Convertible Preferred Stock, after giving effect to the Reverse Stock Split and as otherwise determined in accordance with the provisions of Section 7(c) of the Certificate of Designation, all pursuant to and in accordance with the terms of the Certificate of Designation, as if each Holder (as defined in the Certificate of Designation) had delivered a Conversion Notice (as defined in the Certificate of Designation) at the Automatic Conversion Effective Time but without any such Holder being required to actually deliver such Conversion Notice, but without regard to any limitation on the conversion of the Series A Convertible Preferred Stock, including, without limitation the9.985% Cap (as such term is defined in the Certificate of Designation). The automatic conversion of all outstanding shares of Series A Convertible Preferred Stock into Common Stock pursuant to this Section 5.1 is sometimes referred to herein as the “Automatic Conversion.”

5.2 No Inconsistent Provisions; Termination. In the event that any provision of this Section 5 shall conflict with, or not be consistent with, any provision of the Certificate of Designation, such provision of this Section 5 shall govern and control. The provisions of this Section 5 shall automatically, without further action by any Holder or the Corporation, terminate and be of no further force or effect upon the termination of the Merger Agreement prior to the Automatic Conversion Effective Time.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Section 1. Classification of Directors. Effective as of the closing (the “IPO Closing”) of the Corporation’s first public offering of shares of Common Stock registered pursuant to the Securities Act of 1933, as amended, the Board of Directors shall be divided into three classes of directors, Class I, Class II, and Class III, such classes to be as nearly equal in number of directors as possible, having staggered three-year terms of office (except to the extent otherwise provided in the next sentence with respect to the initial term of the first and second of such classes of directors). The initial term of office of the directors of Class I shall expire as of the first annual meeting of the Corporation’s stockholders following the IPO Closing; the initial term of office of the directors of Class II shall expire as of the second annual meeting of the Corporation’s stockholders following the IPO Closing; and the initial term of office of the directors of Class III shall expire as of the third annual meeting of the Corporation’s stockholders following the IPO Closing. At each annual meeting of stockholders of the Corporation after the IPO Closing, nominees will stand for election to succeed those directors whose terms are to expire as of such annual meeting of stockholders, and such nominees elected at such annual meeting of stockholders shall be elected for a term expiring at the third annual meeting of stockholders following their election. Directors shall hold office until the annual meeting of stockholders in which their term is scheduled to expire as set forth above in this Section 1 of Article Six and until their respective successors are duly elected or qualified or until their earlier death, incapacity, resignation or removal. Those directors already in office immediately prior to the IPO Closing shall be allocated among the three classes of directors contemplated under this Section 1 of Article Six pursuant to a resolution or resolutions adopted by the Board of Directors prior to the IPO Closing.

Section 2. Removal. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the directors of the Corporation may be removed only for cause by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors or class of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

Section 3. Vacancies. Except as the DGCL may otherwise require, any new directorships or vacancies in the Board of Directors, including new directorships resulting from any increase in the number of directors to serve in the Board of Directors and/or any unfilled vacancies by reason of death, resignation, disqualification, removal for cause, failure to elect or otherwise with respect to any director, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

Section 4. Number of Directors. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the number of directors which shall constitute the Board of Directors shall be fixed exclusively by the Board of Directors from time to time in accordance with the by-laws of the Corporation. No decrease in the number of directors constituting the whole board shall shorten the term of any incumbent director.

ARTICLE SEVEN

The Board of Directors shall have the power and authority: (i) to adopt, amend or repeal the Corporation’s by-laws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the bylaws; provided , that with respect to the powers of stockholders entitled to vote with respect thereto to make, alter, amend or repeal the bylaws, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors or class of directors, voting together as a single class, shall be required to make, alter, amend or repeal the bylaws of the Corporation; and (ii) to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgages, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the Corporation, including after-acquired property, and to exercise all of the powers of the Corporation in connection therewith.

ARTICLE EIGHT

Except as otherwise provided for by any resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock, effective as of the IPO Closing, any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called annual or special meeting of the stockholders in which such action is properly brought before such meeting, and not by written consent in lieu of such a meeting. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

ARTICLE NINE

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything to the contrary contained in this Restated Certificate, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of capital stock of the Corporation entitled to vote with in the election of directors or class of directors, voting together as a single class (in addition to any separate class vote that may in the future be required pursuant to the terms of any outstanding Preferred Stock), shall be required to amend or repeal the provisions of Articles Four (only to the extent it relates to the authority of the Board of Directors to issue shares of Preferred Stock in one or more series, the terms of which may be determined by the Board of Directors), Six, Seven, Eight, Nine, Ten or Eleven of this Restated Certificate or to reduce the numbers of authorized shares of Common Stock or Preferred Stock.

ARTICLE TEN

Section 1. Limitation of Liability. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), no director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Ten shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derived an improper personal benefit.

Section 2. Indemnification. The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL and as further provided in the Corporation’s by-laws, each as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom.

Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article Ten, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors or except and to the extent otherwise permitted in the Corporation’s by-laws or in an agreement between the Corporation and such person.

The indemnification rights provided in this Article Ten (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Corporation’s by-laws, any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article Ten.

Section 3. Merger or Consolidation. For purposes of this Article Ten, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Ten with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Section 4. Amendment or Repeal. No amendment to or repeal of this Article Ten shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

ARTICLE ELEVEN

Unless the Corporation, as authorized by the Board of Directors, consents in writing to the selection of one or more alternative forums, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for a stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Restated Certificate or the Corporation’s Bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv), any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall, and shall be deemed to, have notice of and to have consented to the provisions of this Article Eleven.

ARTICLE TWELVE

If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Restated Certificate (including, without limitation, each such portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE THIRTEEN

To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader exculpation rights than permitted prior thereto), no officer of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as an officer, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Thirteen shall not eliminate or limit the liability of an officer, to the extent such liability is provided by applicable law, (i) for any breach of the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transactions from which the officer derived an improper personal benefit or (iv) in any action by or in the right of the Corporation. Solely for purposes of this Article Thirteen, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL.

No amendment to or repeal of this Article Thirteen shall apply to or have any effect on the liability or alleged liability of any officer for or with respect to any acts or omissions of such officer occurring prior to the effective date of such amendment or repeal.